Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report on Form 10-K of Opteum Inc. of our report dated February 28, 2006 (relating to the December 31, 2005 financial statements of Opteum Financial Services, LLC and subsidiaries not presented separately herein) appearing in this Annual Report on Form 10-K.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
March 12, 2007